Elbit Systems Announces Results of Notes Offering in Israel

Haifa, Israel, July 7, 2021 – Elbit Systems Ltd. (NASDAQ: ESLT, TASE: ESLT) (“Elbit Systems” or the “Company”) announced today, following its announcement of June 10, 2021, that it filed today a shelf offering report in Israel, pursuant to its shelf prospectus dated September 30, 2020, and a report of the results of the Company’s public notes offering in Israel (the "Offering") that has concluded.

Based on the Offering’s results, the Company is expected to raise an aggregate amount of NIS 1.9 billion (approximately $581 million) and issue three Israeli-shekel denominated tranches of notes, as follows (the “Notes”):

Tranche	Face Value (NIS)	Maturity	Annual Interest Rate (%)	Adjustments
Series B	1,500,000,000	June 30, 2029	1.08	None
Series C	200,000,000	June 30, 2029	2.12	Changes in the New Israeli Shekel / U.S. Dollar exchange rate
Series D	200,000,000	June 30, 2035	2.67	Changes in the New Israeli Shekel / U.S. Dollar exchange rate

Attached hereto are (1) unofficial English translations of the respective Hebrew deeds of trust for the Notes and (2) Sections 16.1 and 16.5 of the shelf offering report filed by the Company.

The Notes will be listed for trading on the Tel Aviv Stock Exchange Ltd.

The proceeds of the Offering are intended for general corporate purposes, which may include, among others, financing of the Company’s operating and investment activities, mergers and acquisitions and payments of outstanding debt under its credit facilities.
The Offering was made exclusively in Israel to residents of Israel only. The Notes will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States or to U.S. Persons (as defined in Regulation “S” promulgated under the Securities Act) without registration under the Securities Act or an exemption from the registration requirements of the Securities Act. This announcement does not constitute a solicitation or an offer to buy any securities.

Joseph Gaspar, Executive VP & Chief Financial Officer, said: “The significant participation in the tenders for Elbit Systems’ Notes provides a strong vote of confidence in the Company. The successful results of the tenders help diversify and optimize the Company’s sources of capital.”

About Elbit Systems
Elbit Systems Ltd. is an international high technology company engaged in a wide range of defense, homeland security and commercial programs throughout the world. The Company, which includes Elbit Systems and its subsidiaries, operates in the areas of aerospace, land and naval systems, command, control, communications, computers, intelligence surveillance and reconnaissance ("C4ISR"), unmanned aircraft systems, advanced electro-optics, electro-optic space systems, EW suites, signal intelligence systems, data links and communications systems, radios, cyber-based systems and munitions. The Company also focuses on the upgrading of existing platforms, developing new technologies for defense, homeland security and commercial applications and providing a range of support services, including training and simulation systems.
For additional information, visit: https://elbitsystems.com/, follow us on Twitter or visit our official Facebook, Youtube and LinkedIn Channels.

Company Contact:

Joseph Gaspar, Executive VP & CFO
Tel: +972-4-8316663
j.gaspar@elbitsystems.com

Rami Myerson, Director, Investor Relations
Tel: +972-77-2948984
rami.myerson@elbitsystems.com

David Vaaknin, VP, Head of Corporate Communications
Tel: +972-77-2946691
david.vaaknin@elbitsystems.com
IR Contact: Ehud Helft Kenny Green GK Investor Relations Tel: 1-646-201-9246 elbitsystems@gkir.com
This press release may contain forward-looking statements (within the meaning of Section 27A of the Securities Act of
1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Israeli Securities Law, 1968) regarding Elbit Systems Ltd. and/or its subsidiaries (collectively the Company), to the extent such statements do not relate to historical or current facts. Forward-looking statements are based on management’s current expectations, estimates, projections and assumptions about future events. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions about the Company, which are difficult to predict, including projections of the Company’s future financial results, its anticipated growth strategies and anticipated trends in its business. Therefore, actual future results, performance and trends may differ materially from these forward-looking statements due to a variety of factors, including, without limitation: scope and length of customer contracts; governmental regulations and approvals; changes in governmental budgeting priorities; general market, political and economic conditions in the countries in which the Company operates or sells, including Israel and the United States among others; changes in global health and macro-economic conditions; differences in anticipated and actual program performance, including the ability to perform under long-term fixed-price contracts; changes in the competitive environment; and the outcome of legal and/or regulatory proceedings. The factors listed above are not all inclusive, and further information is contained in Elbit Systems Ltd.’s latest annual report on Form 20-F, which is on file with the U.S. Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release. Although the Company believes the expectations reflected in the forward-looking statements contained herein are reasonable, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither the
Company nor any other person assumes responsibility for the accuracy and completeness of any of these forward looking statements. The Company does not undertake to update its forward-looking statements.

Elbit Systems Ltd., its logo, brand, product, service and process names appearing in this Press Release are the trademarks or service marks of Elbit Systems Ltd. or its affiliated companies. All other brand, product, service and process names appearing are the trademarks of their respective holders. Reference to or use of a product, service or process other than those of Elbit Systems Ltd. does not imply recommendation, approval, affiliation or sponsorship of that product, service or process by Elbit Systems Ltd. Nothing contained herein shall be construed as conferring by implication, estoppel or otherwise any license or right under any patent, copyright, trademark or other intellectual property right of Elbit Systems Ltd. or any third party, except as expressly granted herein.